Exhibit 99.1

Akesis Pharmaceuticals Reports Positive Results from its Phase IIa Trial of AKP-020 for Type 2 Diabetes

Akesis Pharmaceuticals, Inc. (OTCBB: AKES - News), an emerging diabetes drug-development company, today announced positive results of its preliminary analysis from its placebo-controlled Phase IIa trial designed to test the safety and efficacy of AKP-020, a novel vanadium compound, in patients with Type 2 diabetes.

In this single blinded study seven type 2 diabetic subjects were dosed with AKP-020 and two with placebo for 28 days. Over the 28-day period, both placebo subjects showed an increase in fasting plasma glucose (FPG) levels. In contrast, in 5 out of the 7 subjects on active drug treatment, there was a consistent decrease in FPG (range between subjects: 10%-43%); 2 of the treated subjects showed variable responses (range: +20% to -9%). The average change of the group was significant compared to the group average baseline (p<0.05). Similarly, the average reduction in the Area Under the Curve (AUC) for the 2h oral glucose tolerance test was over 10% (p<0.05).

The levels of glycosylated hemoglobin (HbA1c) are usually measured over 3 months for definitive demonstration of anti-diabetic activity. Evaluating the trend out to day 28, in the 2 placebo subjects there was a consistent increase up to 0.5% in absolute terms, or a variable response, respectively. In the treatment arm, in 2 subjects there was a consistent decrease of 0.5% and 1.1%, in 3 subjects essentially no change, and in the final 2 subjects an increase of 0.2% and 0.3%, respectively. After treatment the average HbA1c continued to decline in the treatment group. Akesis plans to determine the statistical significance of these results in future trials.

Finally, the Hyperglycemic-Euglycemic clamp data showed 5 out of 7 subjects had increased their glucose metabolic rate (increased ability to dispose of circulating plasma glucose); in one case the rate nearly doubled over the course of the study. No drug related adverse events were observed during the study.

“We are delighted by the robustness of these initial findings in this Phase IIa trial and we look forward to studying the safety and potential treatment benefits of AKP-020 in additional diabetic patients in subsequent studies,” said Jay Lichter, President and Chief Executive Officer of Akesis. “We have seen consistent results across multiple measures of efficacy with good tolerability. Although this analysis is preliminary, the number of subjects was small, and the findings need to be submitted to the FDA for their evaluation, we feel that these results indicate additional studies are warranted.”

AKP-020 is the product designation for a novel vanadium compound otherwise known as bis(ethylmaltolato)oxovanadium (IV), or BEOV. The compound was invented and developed by University of British Columbia researchers Chris Orvig, professor of chemistry and pharmaceutical sciences, and John McNeill, Ph.D., professor and dean emeritus, pharmaceutical sciences, and is licensed exclusively to Akesis. Professors Orvig and McNeill, who are experts in the study of metal chemistry and pharmaceutical sciences, helped to advance the BEOV program through Phase I clinical trials. They also are members of the Akesis Scientific Advisory Board.

About Akesis Pharmaceuticals

Akesis Pharmaceuticals has a pipeline of innovative oral product candidates for the treatment of diabetes and related metabolic disorders. These product candidates are supported by issued and filed U.S. patents for both prescription and over-the-counter treatments that combine anti-diabetic trace minerals with certain classes of diabetes oral agents. Akesis’ product candidates have demonstrated preliminary evidence of efficacy in lowering and controlling blood glucose levels in patients with Type 2 diabetes. Blood sugar control via oral drugs represents a market opportunity in the billions of dollars, as reports indicate that approximately 20 million people suffer from diabetes in the United States alone. More information can be found at www.akesis.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “will”, “expects”, “should”, “believes”, “anticipates” or words or phrases of similar meaning. Examples of such statements include statements relating to the results from Akesis’ completed Phase IIa clinical trial of AKP-020 and the likelihood that the results from the completed Phase IIa clinical trial will be replicated in any future trials, the Company’s plans to initiate subsequent studies relating to AKP-020. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in Akesis’ filings with the Securities and Exchange Commission, including Akesis’ most recent annual report on Form 10-KSB and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release, and Akesis does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Akesis Pharmaceuticals, Inc.
Jay Lichter, Ph.D., President & CEO
jlichter@akesis.com
858-454-4311
or
Lippert/Heilshorn & Associates
Don Markley, dmarkley@lhai.com
310-691-7100
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